Exhibit 10.19

INDENTURE OF LEASE

      THIS INDENTURE OF LEASE dated as of the 23'rd day of April, 2004, by and between HECOP III, LLC, a New Hampshire limited liability company, with a principal place of business at 21 Manchester Street, Merrimack, New Hampshire (hereinafter called the Lessor), and Pennichuck Water Works, Inc., a New Hampshire corporation, with a principal place of business at 4 Water Street, Nashua, New Hampshire 03060, (hereinafter called the Lessee).

      WITNESSETH THAT, in consideration of the mutual covenants contained herein, and by these presents Lessor does demise and lease, to the Lessee, for the rental, for the term and upon the other conditions hereinafter set forth, of a portion of a building known as the Heron Cove Office Park Building III (the "Building") which is located on a parcel of land, situated in Merrimack, New Hampshire, identified as Lot 2D/4-6 (the "Lot") having an address of 25 Manchester Street, Merrimack, New Hampshire, which portion located on the third floor of the Building is circumscribed in black outline and identified by cross-hatch lines on the plan designated as Exhibit A hereto attached and made a part hereof (hereinafter referred to as the "Premises" and also referred to as the "usable area").

      Premises: The Premises is leased as an empty space area, subject to tenant improvements identified by Lessee (the "Tenant Improvements") as set forth on Exhibit B attached hereto and described hereinbelow. The Premises contain approximately twelve thousand nine hundred eighty-three (12,983) usable square feet measured from interior wall to interior wall. The Lessee shall also have the benefit of the right of use of the common entry way or lobby, elevator and hallways in the Building which are not under separate lease, together with the right to use the green areas, walks, ways and parking areas (Lessee shall have a right to a minimum of 52 parking spaces, amounting to 4 spaces per 1,000 square feet) on the Lot, all of which are hereinafter referred to as the "common areas". Lessee shall have the right to use utilities and utility systems including plumbing, electricity, heating and ventilation supplied to the Building and the right to run computer system, telephone and antenna lines through the Building's common chases, (the "common facilities"), all on a twenty-four (24) hours per day, fifty-two (52) weeks per year basis, provided, however, Lessor reserves the right to designate the location of Lessee's parking spaces on the Lot. Landlord shall provide a gas fired heat and electric cooled Heating Ventilation and Air Conditioning system (hereinafter " HVAC") to service the Premises. Lessee shall at all times have individual control of the heating ventilation and air conditioning within the Premises.

      The typical Building hours of operation shall be Monday though Friday from 7:00 AM to 5:00 PM, Saturday and Sunday, from 7:00 AM to 12:00 PM. Nonetheless, Lessor shall have access to the Premises twenty-four (24) hours per day, seven (7) days per week, three hundred and sixty-five (365) days per year, by way of a key access system.

Tenant shall have the right to install its own Premises security system.

      Notwithstanding the usable area, the rent amount shall be calculated based upon a pro rata sharing of the common area square footage based upon the usable area's square footage so that the total area for purposes of rent calculation of the Premises (known as "rentable area") is fourteen thousand two hundred eighty-nine (14,289) square feet. This rentable area is subject to modification as the common area footage changes, but shall never be greater than 14,289 square feet.

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For purposes of this lease, the following shall apply:
"rentable area" - 14,289 square feet
"usable area" - 12,983 square feet
"common area factor" - 10.06%
"common area" - 6,075 square feet
total rentable area of building - 66,461 square feet

The Premises is hereby leased as above described to the Lessee, its successors and assigns, to and for its and their proper use and benefit as specified herein below.

      Section 1 - Term. The term of this lease shall be for a five (5) year period which, notwithstanding the date of signature of this lease, shall begin upon the earlier of substantial completion of initial build out Tenant Improvements or May 1, 2004.

      Lessee shall be allowed temporary access to the Premises from the date of execution hereof to the beginning date to allow Lessee or its contractors to install telephone/computer/data wiring at a mutually agreeable time.

Section 2 - Rent.

      2.1    The Lessee shall pay to the Lessor base rent payable in monthly installments over the term with the initial base rent at the time of the execution of this lease calculated at Thirteen Dollars ($13.00) per square foot of rentable area per year or One Hundred Eighty-five Thousand Seven Hundred Fifty-seven and 00/100 Dollars ($185,757.00) per year, payable at the rate of Fifteen Thousand Four Hundred Seventy-nine and 75/100 Dollars ($15,479.75) per month for the first year.

      2.2    The base rent shall increase for years 2 and 3 of the term on the first anniversary date of the term beginning date with a resultant base rent of Fourteen Dollars ($14.00) per square foot and a monthly payment obligation of Sixteen Thousand Six Hundred Seventy and 50/100 Dollars ($16,670.50).

      2.3    The base rent for years 4 and 5 of the lease term shall be at the then current fair market value as determined by agreement of Lessor and Lessee, as follows: Lessor shall provide Lessee with the proposed base rent for years 4 and 5 on or before November 1, 2006, and Lessor and Lessee shall negotiate in good faith for a period of not more than three (3) weeks to attempt to reach agreement on the base rent. If Lessor and Lessee shall be unable to agree, it shall be determined by two (2) independent real estate brokers chosen by Lessee and Lessor; provided, however, that in any event the base rent for years 4 and 5 shall not be less than the basic portion of the base rent for the year 3 of the lease term.

      2.4    The base rent as set forth in Sections 2.1, 2.2 and 2.3 above shall be further adjusted in accordance with increases in expenses identified on Exhibit C, attached hereto (the "Operating Expenses"). The adjustment shall occur as follows: The Operating Expenses shown on Exhibit C are estimates of the calendar year 2004 based upon actual expenses incurred in 2003. The Operating Expenses shall be estimated every January of this lease term, commencing in January 2005, and such estimate shall be based upon the actual Operating Expenses incurred during the preceding year. Simultaneously with such base rent adjustment, Lessor shall calculate the difference between actual and budgeted Operating Expenses for the previous year. If the total actual Operating Expenses for the previous year exceeds the total estimated Operating Expenses for that prior year, the Lessee shall promptly pay the difference to Lessor.

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            2.4.1    The annual pro rata share of increase of the operating expense budget shall be determined by multiplying the difference between the actual year-end expenses and the budgeted operating expenses times a fraction, the numerator of which is the rentable square feet of the Premises and the denominator of which is the total rentable square footage in the Building. The Lessee shall be entitled to review the actual documentation of Lessor used in determining the statement of actual operating expenses. The Lessor shall notify the Lessee of the adjustment in January of each year.

            2.4.2    Notwithstanding the terms herein, Lessor and Lessee agree that Lessee shall have a specific limited utility usage allowance including utilities related to the Premises exclusively, which shall include heating, ventilation and air conditioning, as well as to the common area and common facility, all as set forth on Exhibit D. Should Lessee's actual utility usage, as measured through Lessee's individual meter, exceed the allowance set forth on Exhibit D, Lessee shall be liable for costs of such excess as set forth therein.

      2.5    The first monthly installment of rent hereunder shall be due and payable on the term beginning date. All subsequent installments shall be due and payable on the first day of each month in advance for the balance of the term hereof beginning on the first day of the month following the term beginning date. In the event the term beginning date is not the first of the month, the second and last installment shall be prorated to account for the difference.

2.6 Unless and until otherwise directed in writing by the Lessor, all payments of rent shall be made to the Lessor at the above address.

      Section 3 - Quiet Enjoyment. The Lessor shall put the Lessee in sole and exclusive possession of the Premises (excepting the common areas which shall be shared by other tenants of the Building) at the beginning of the term hereof, subject to the existing encumbrances of record, and the Lessee, upon paying the rent and observing the other covenants and conditions herein upon its part to be observed, shall peaceably and quietly hold and enjoy the Premises.

      Section 4 - Repairs by Lessor. The Lessor shall be responsible for maintenance, repair or replacement of the structural elements of the Building and all common areas and common facilities, including all mechanical and non-mechanical installations therein (including heating and ventilating systems), the exterior (including the roof), and all surfaced roadways, walks and parking areas on the Lot, except as may be necessitated by the negligent conduct of Lessee, its guests or invitees, which shall be the Lessee's responsibility; provided, however, that the cost of the normal repair and maintenance (including cleaning) of the structural elements of the Building, the common areas and the common facilities shall be shared among all Lessees of the Building, on a pro rata basis based upon usable square footage of each unit to be incorporated within the expense portion of the base rent as described in Section 2. The Lessee shall, prior to occupancy under the lease, fully inspect the Premises and have its experts examine the leased Premises. In the event Lessee finds the Premises not to be in satisfactory condition for its intended use, it shall notice the same in writing (the "List of Deficiencies") and deliver the List of Deficiencies to the Lessor prior to occupancy, or otherwise, the Lessee shall accept the Premises as complete as of the date of occupancy under this lease.

Section 5 - Repairs by Lessee.

      5.1    The Lessee shall, at all times and at its cost and expense, be responsible for the cost of maintenance of the Premises in substantially the same condition and in the same state of readiness for the same use as at the date of occupancy under this lease, and at the expiration of this lease

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or earlier termination hereof for any cause herein provided for shall deliver up the Premises to the Lessor in the same condition and state of repair as at the date of occupancy, reasonable wear and tear, taking by eminent domain and damage by fire or other casualty which is not the fault of Lessee excepted. The maintenance described hereunder shall at all times be performed by Lessee's licensed contractor or agent, who shall be approved in writing by Lessor, said approval not to be unreasonable withheld, reasonably acceptable to Lessor, including specifically but not limited to regular and periodic cleaning, janitorial service and minor maintenance, which shall be performed by Lessee at its cost, expense and direction.

      5.2    Unless caused by the negligence of the Lessor, those for whom Lessor is legally responsible or Lessor's guests, invitees or other tenant, the Lessee, shall at its cost and expense, be responsible to pay for normal non-structural repairs and maintenance of the Premises as needed. These repairs shall include, without limitations, the replacement of broken glass, interior repainting, the repair of floor covering. In addition, Lessee shall, at its cost and expense, if necessary, be responsible for any repair, maintenance or replacement, including new installation and new improvements if necessary, of any other improvements to the Premises which may be lawfully required by any public authority in satisfaction of all ordinances, regulations or statutes, whether effective at the time of execution of the lease or which become effective during the term arising out of Lessee's particular use unless the foregoing required repairs, maintenance, replacement, installation or improvements involved structural changes to the Premises, in which event Lessor shall be responsible for those required changes. All such repairs, maintenance and improvements shall be performed by Lessee's licensed agents or contractors, reasonably acceptable to Lessor. It is understood and agreed that the Lessee may request of Lessor to make any further repairs and replacements at Lessee's cost and expense which the Lessee may desire, with the written consent of the Lessor, to be given in Lessor's sole discretion. All repairs shall be made so as to retain the structural integrity and architectural character of the Building and shall be of like quality as the remainder of the Building. Upon surrender of the Premises, the Lessee shall assign all of its rights under any construction warranties it may have concerning the Premises.

5.3 The Lessee shall not store equipment, materials or motor vehicles in the Building or on the Lot, excepting those motor vehicles of Lessee used on an active basis.

      5.4    The Lessee shall at its expense make any alterations or changes in the Premises which may be necessary to meet the regulations and standards promulgated and established under the Occupational Safety and Health Act of 1970, the American with Disabilities Act, the Life Safety Codes or any other statutes, codes or ordinances governing the use and occupancy of the leased Premises or changes in said codes or ordinances of the Town of Merrimack during the term of the lease, provided Lessee's use of the Premises requires those alterations or changes in the Premises. Notwithstanding the foregoing, Lessor shall be responsible for any of the alterations or changes referenced in this Section 5.4 if those alterations or changes require structural modification to the Premises.

Section 6 - Improvements by Lessee.

      6.1    The Lessee may elect to make alterations, additions and improvements to the Premises, as part of the "initial build out", under the terms and conditions described in this section and as contemplated in Exhibit B, attached hereto. All alterations, additions and improvements, shall be performed by Lessor, its agents or contractors only and shall be performed in a good and workmanlike manner. The Lessee shall give to the Lessor advance written notice of any alterations, additions or improvements. In any event the Lessee shall not, on its own or by its contractors or subcontractors,

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perform any alterations or improvements, and the Lessee shall not commit, suffer or permit waste upon the Premises. Lessee shall be responsible for obtaining all local, state and federal government permits as may be necessary for any alterations or improvements, provided, however, Lessor shall cooperate with Lessee in obtaining any required permits.

      6.2    Lessor, through Stabile Construction Services, shall provide the Tenant Improvements according to plans and specifications to be provided by Lessee and approved by Lessor, which approval shall not be unreasonably withheld, the cost of which shall be borne as follows:

6.2.1 Lessor shall be responsible for the costs and expenses up to, but not exceeding, $15.00 per rentable square foot.

6.2.2 The Lessee shall be responsible for all costs and expenses exceeding $15.00 per rentable square foot, due and payable on the term beginning date.

            6.2.3    All costs and expenses of said tenant improvements shall be based upon actual cost, including general conditions, plus 10% for profit and overhead. Lessor's contractor for said tenant improvements shall act as a construction manager and shall obtain at least three (3) quotes for each subcontractor whenever practical and Lessee shall have the right to review quotes and approve subcontractors. All costs shall be reasonable and customary and available for review by Lessee.

      6.3    The Lessee shall have the right to have a sign or title installed within the directory located within the Building, on or near the entry door to the Premises, on any future marquis that may be erected at the entrance to the building, and on a ground sign similar to that existing at other office buildings located adjacent to the Premises, provided, however, that Lessee shall coordinate with other occupants of the Building as to the Building's ground sign, subject to approval of the Town of Merrimack and Lessor, which approval shall not be unreasonably withheld.

      6.4    All other alterations, additions and improvements to the Premises, (other than the initial build out of the Tenant Improvements), which are requested by Lessee, shall be performed by Lessee's agents or contractors, who shall be approved in writing by Lessor, said approval not to be unreasonably withheld, and shall be performed in a good and workmanlike manner and billed directly to Lessee. The Lessee shall give to the Lessor advance written notice of any planned alterations, additions or improvements and Lessee shall not, on its own or by its contractors or subcontractors, perform any alterations, additions or improvements unless previously approved by Lessor in writing. Lessee shall not commit, suffer or permit waste upon the Premises. Lessee shall be responsible for obtaining all local, state and federal government permits as may be necessary for any alterations or improvements, provided, however, that Lessor shall cooperate with Lessee in obtaining any required permits.

      Section 7 - Removal of Improvements. The Lessee shall, at the expiration of this lease, or at its earlier termination for any cause herein provided for, unless specifically waived in writing by Lessor at the time of expiration or termination of the lease, shall remove any alterations and additions to the Premises made at its request during the term hereof, whether located inside or outside the leased Premises with the exception of improvements made pursuant to Section 6.2 herein. Any improvements, additions and alterations for which removal is waived by Lessor, shall not be removed by Lessee, but shall become and remain the property of the Lessor without further compensation. Lessee shall be liable for any costs or expenses incurred by Lessor resulting from Lessee's failure to remove any alterations and additions to the Premises made by Lessee or at Lessee's request during the term hereof, if removal of said alterations and additions have not previously been waived by Lessor. At the expiration or earlier termination of the lease, Lessee shall return the Premises to Lessor in as good condition as when

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delivered to Lessee, as of the date of occupancy hereunder, reasonable wear and tear, taking by eminent domain and casualty damage not caused by Lessee, its guests or invitees, excepted.

Section 8 - Machinery and Equipment - Trade Fixtures.

      8.1    The Lessee agrees that all machinery and equipment, and appurtenances thereto, installed in the Premises by it or by any employee, agent or subcontractor of the Lessee, or by any subtenant of the Lessee, which cannot be removed from the Premises without affecting or changing the structural character of the leased Premises shall be and become part of the realty and shall be and become the property of the Lessor and shall not be removed from the leased Premises without the written consent of the Lessor.

      8.2    The Lessor agrees that (a) all machinery and equipment and appurtenances thereto, installed in or outside the Premises by the Lessee, or by any employee, agent or subcontractor of the Lessee, or by any subtenant of the Lessee, which may be removed from the leased Premises without permanent and substantial damage to the Premises and (b) all furniture, furnishings and movable trade fixture installed in or outside the Premises shall be deemed to remain personal property, and that all such machinery, equipment, appurtenances, furniture, furnishings and movable trade fixtures of the Lessee or of any employee, agent or subcontractor or subtenant of the Lessee, may be removed by Lessee prior to the expiration of this lease or its earlier termination for any cause herein provided for; but the Lessee shall repair any damage occasioned by such removal and shall restore the Premises to a condition which is comparable to that condition as of the date of occupancy hereunder, reasonable wear and tear, taking by eminent domain, and casualty damage not caused by Lessee, its guests or invitees, excepted. Any such personal property which may be removed pursuant to this section and which is not so removed prior to the expiration or earlier termination of this lease, may, at the option of the Lessor, be removed from the Premises by the Lessor and stored for the account of and at the expense of the Lessee or thrown away, at the sole election of the Lessor, or remain as part of the realty and become the possession of Lessor. If the property is removed by the Lessor as provided in this section and stored for the account of the Lessee by the Lessor, and if the Lessee shall fail to reclaim such property by paying the expenses of moving and storage and taking possession within thirty (30) days following such expiration or earlier termination of this lease, such property shall be deemed to have been abandoned by the Lessee, and may be appropriated, sold, destroyed, or otherwise disposed of by the Lessor without notice to the Lessee and without obligation to account therefor. The Lessee shall pay to the Lessor the cost incurred by the Lessor in removing, storing, selling, destroying or otherwise disposing of any such property.

      Section 9 - Utilities. The Lessor shall arrange for the delivery of water and electricity to the Premises and the removal of sewerage and trash from the Building and the Building dumpster. If Lessee desires to have fiber optics lines delivered to the Building, Lessee shall notify the Lessor and be responsible for any and all costs associated therewith.

Section 10 - Use of Premises.

      10.1    The Lessee shall be limited in its use of the Premises as general offices as permitted by the Town of Merrimack Zoning Ordinance and consistent with the nature of the building. In its use of the Premises, the Lessee shall comply with all laws, statutes, ordinances, codes and regulations applicable to the use thereof, including, without limiting the generality of the foregoing, the Zoning Ordinance of the Town of Merrimack, New Hampshire, the Resource Conservation and Recovery

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Act of 1976, and the Hazardous Waste Management Program of the State of New Hampshire (RSA 147:48 et. seq.) and the American with Disabilities Act.

      10.2    The Lessee shall not injure or deface the Premises nor occupy or use, or permit or suffer the Premises or any part thereof to be occupied or used, for any unlawful or illegal business, use or purpose, not for any business, use or purpose which is disreputable or extra-hazardous nor in such manner as to constitute a nuisance of any kind nor for any purpose nor in any manner which would increase the premiums for fire insurance with extended coverage for the Premises. The Lessee shall, immediately upon discovery of any such unlawful, illegal, disreputable or extra-hazardous use, take all necessary steps, legal and equitable, to compel the discontinuance of such use and to oust and remove any sublessees, occupants or other persons guilty of such unlawful, illegal, disreputable or extra-hazardous use. Lessee shall be liable for any increases in insurance premiums caused by its use of the Premises.

      10.3    The Lessee shall procure any licenses or permits required by any particular use of the Premises by the Lessee from any and all federal, state, local or administrative bodies, provided, however, that Lessor shall cooperate with Lessee in obtaining any required licenses or permits.

      10.4    The Lessee shall indemnify and save the Lessor harmless from and against any and all claims, demands, liabilities, costs and expenses, including reasonable counsel fees incurred by Lessor in reviewing or defending such claims, demands, liabilities, costs and expenses, asserted by third parties or Lessee, its agents, employees, guests or invitees and arising out of or by reason of any breach or violation by the Lessee of the provisions of this Section.

Section 11 - Assignment - Sublease.

      11.1    The Lessee shall not, without written consent of the Lessor, assign the lease or sublease the Premises, in whole or in part except as to any entity which is partially or wholly owned by Lessee, which may be without Lessor's consent. Lessor shall not unreasonably withhold or delay consent. Notwithstanding any such sublet or assignments, the obligations of Lessee hereunder shall not be released by assignment or sublet Lessee shall nevertheless remain liable as a surety to Lessor for the full payment of rent hereunder and Lessee shall assign such assignment or sublease as additional security for the performance of this lease. In addition, should Lessee sublet the Premises for a rental amount in excess of the rent hereunder, Lessor shall be entitled to one-half (1/2) of said excess amount as additional rent hereunder after Lessee is reimbursed for all direct costs of subletting hereunder including, but not limited to, leasing commissions, leasehold improvements, advertising, and legal fees. The interest of Lessee in this lease is not assignable by operation of law without the written consent of Lessor which shall not be unreasonably withheld.

      11.2    Notwithstanding anything provided herein, in the event of subtenancy or assignment, Lessee shall provide Lessor with the correct and updated name and mailing address of every assignee or subtenant, and the requirements of any and all Notices to Lessee in this lease shall be sufficiently satisfied if forwarded in writing to the subtenant or assignee at the address given. In the event of Lessee's default under this lease, should subtenant or assignee, at it option, cure such defect or default, the Lessee shall not be relieved of future obligations hereunder.

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      Section 12 - Taxes and Assessments. The expense portion of the rent shall include Lessee's proportionate share of all real property taxes and assessments, including, but not limited to, any sewer assessments during the lease term, which are billed on the Lot and the Building.

      Section 13 - Mechanic's Lien. In the event of the filing in the Hillsborough County Registry of Deeds of any notice of a builder's, supplier's or mechanic's lien on the Premises arising out of any work performed by or on behalf of the Lessee, the Lessee shall either cause such lien to be discharged or released within thirty (30) days or shall within ten (l0) days initiate legal proceedings to test the validity of the lien claimed; and if the Lessee shall initiate legal proceedings to test the validity of the lien, the Lessee shall within thirty (30) days cause such lien to be discharged or released by the posting of bond or otherwise and shall completely indemnify the Lessor against any such claim or lien and all costs of such proceedings wherein the validity of such lien is contested by the Lessee. This Section 13 shall not be applicable to Lessee if the lien is caused by Lessor's acts or omissions.

      Section 14 - Eminent Domain. In the event that the Premises shall be lawfully condemned or taken by any public authority either in their entirety or in such proportion that they are no longer suitable for the intended use by the Lessee, this lease shall terminate at the election of Lessor or Lessee on the date when either ownership or possession of the Premises shall be taken by such public authority, and Lessor and Lessee hereto shall be relieved of any further obligation to each other. The Lessee shall be liable for and shall promptly pay to the Lessor any rent then in arrears. In the event the taking removes the Lessee from the Premises, the Lessor shall promptly rebate to the Lessee a pro rata portion of any rent paid in advance. In the event of a partial taking and the portion of the Premises so condemned or taken is such that the remaining Premises are still suitable for the intended use by the Lessee, as reasonably determined by Lessor, this lease shall continue in effect in accordance with its terms and a portion of the rent shall abate equal to the proportion of the rental value of the Premises so condemned to be taken. In the event of any taking, partial or complete, the award for the property so condemned or taken shall be apportioned between the Lessor and the Lessee so that the Lessor shall receive the then value of his reversionary interest in the Premises plus the then value of the future rents due under the terms of this lease if such taking had not occurred, and the Lessee shall receive the then value of its leasehold interest as may be awarded, including the then value of any mechanical installations, equipment, and appurtenances, if any, were constructed or installed by the Lessee after the beginning of the term hereof and are deemed not to be owned by the Lessor as provided elsewhere in this lease.

      Section 15 - Liability. The Lessor shall not be liable to the Lessee for any injury or harm to any person occurring on or about the Premises or those common areas of the Lot or the Building, including ways, sidewalks, or common areas, or for injury or damage to the Premises or to any property of the Lessee or to any property of any third person, firm, association, or corporation on or about the Premises or the Lot or the Building, including ways, sidewalks, or common areas, except such as may be caused by the negligence of the Lessor, his servants or agents, and which Lessee could not reasonably prevent, in which case, Lessor will indemnify Lessee from liability attributed to said negligence. Lessor shall be indemnified by Lessee and held harmless against any and all liability and damages and from and against any and all suits, claims, and demands of any kind or nature, by, from and on behalf of any person, firm, association or corporation, which is an officer, director, employee, agent, contractor, guest or invitee of Lessee, arising out of or based upon any incident, occurrence, injury or damage which shall or may happen on or about the Premises or the common areas of the Building or Lot, including ways, sidewalks, or common areas, and from and against any matter or thing growing out of the condition, maintenance, repair, alteration, use, occupation or operation of the Premises or the common areas of the

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Lot or Building, including ways, sidewalks, or common areas, or the installation of any property therein or the removal of any property therefrom except such as may be caused by the negligence of the Lessor, his servants or agents.

      Section 16 - Liability Insurance. The Lessor shall throughout the term hereof procure and carry at the expense of Lessee comprehensive Premises liability insurance on the Lot and Building including the Premises with an insurance company authorized to do business in New Hampshire which expenses is incorporated in the list of operating expenses identified on Exhibit C and is to be included in the base rent as set forth in Section 2 of this lease. Lessee shall have the right to review the terms of insurance coverage, provided, however, upon request to Lessor such insurance shall be carried in the name of and for the benefit of the Lessor and Lessee as their interests may apply, but shall be so endorsed as to create the same liability on the part of the insurer as though separate policies had been written for the Lessor and Lessee, providing coverage of at least $2,000,000.00 for any single injury coverage and $3,000,000.00 for combined single bodily injury and property damage in the aggregate. In the event such insurance shall not specifically insure Lessee against any and all liability assumed by it under Section 15 of this lease, Lessee shall procure and maintain the same, at its expense, naming Lessor as additional insured, as well as a policy or policies for any liability imposed by law. The Lessee shall furnish to the Lessor, at its request, a certificate of such insurance which shall provide that the insurance indicated therein shall not be canceled without at least ten (10) days' written notice to the Lessor and Lessee. In the event Lessee shall at any time fail to perform its obligation under this section and after giving Lessee 30 days' written notice of such default hereunder, at the option of the Lessor, the Lessor may obtain the insurance for the Lessee, in which event Lessor shall promptly remit to Lessee any invoice for premiums received by it for this insurance and Lessee shall promptly pay the same directly to Lessor within fifteen (15) days of receipt thereof, as additional rent. Upon receipt of a copy of notice of cancellation of any insurance which is the responsibility of Lessee hereunder, the Lessor may pay the premium necessary to reinstate the same. The Lessee shall promptly and immediately repay the Lessor for the cost of the premium. Payment of the premium by Lessor shall not be deemed a waiver or release by Lessor of default of Lessee.

Section 17 - Fire and Extended Coverage Insurance.

      17.1    The Lessor shall procure and continue in force during the term hereof for the benefit of Lessor, such amount of fire and extended coverage insurance upon the Premises in an amount deemed adequate by the Lessor not to exceed 100% of replacement cost. Lessee shall have the right to review the terms of coverage provided hereunder upon request to Lessor. Contents insurance shall be the responsibility of the Lessee, and the Lessor shall not be liable to the Lessee for loss or damage from any cause whatsoever to production machinery and equipment, furniture, furnishings, movable trade fixtures, inventory, work-in process and other personal property of the Lessee or of others in the Premises, except such as may be caused by the act, omission or negligence of the Lessor, his servants, or agents.

      17.2    If and to the extent permitted without prejudice to any rights of the Lessee under the applicable insurance policies, the Lessor shall be held free and harmless from liability for loss or damage to personal property of the Lessee in the Premises by fire, the extended coverage perils, water leakage, sewer problems, sprinkler leakage, vandalism and malicious mischief, except where such loss or damage be the result of the negligent or intentional conduct of the Lessor, his employees or agents. This subsection does not impose any added obligation or expense upon the Lessee nor require that it carry any insurance of any kind and is to be construed only as a limitation upon the rights of the insurance carriers to subrogation.

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      Section 18 - Destruction of Premises. In the event that the Premises shall be totally destroyed by fire or other casualty including acts of God, an act of the public enemy or governmental action, whether insured against or not, or shall be so damaged that repairs and restoration cannot be accomplished by both (a) within a period of one hundred twenty (120) days, and (b) more than ninety (90) days prior to the expiration of the term hereof, including any renewal term for which the option therefor shall have been exercised, or (c) without cost in excess of the insurance proceeds available, if any, this lease may be terminated at the election of Lessee or Lessor in the event of (a) and (b) and Lessor in the event of (c), and each party shall be relieved of any further obligation to the other except that the Lessee shall be liable for and shall promptly pay the Lessor any rent then in arrears or the Lessor shall promptly pay or rebate to the Lessee a pro rata portion on any rent or additional rent paid in advance and the Lessee shall assign any and all of its right, title and interest to the insurance proceeds for such damage to the Lessor. In the event the lease is not terminated as provided above, this lease shall continue in effect and Lessor and Lessee, as their respective obligations may apply, shall repair the Premises and may use the proceeds of the insurance which might be applicable, if any, in doing so. In the event such repair exceeds the cost of insurance available, if any, and Lessor nevertheless elects to repair or restore the portion of the Premises for which it is obligated, and said repair or restoration can meet conditions (a) and (b) above, this lease shall continue in effect in accordance with its terms and the Lessor shall accomplish such repairs and restoration as promptly as practicable (utilizing therefor the proceeds of any insurance which might be applicable thereto without any apportionment therefor for damages to the leasehold interest created by this Indenture). Until such repairs and restoration by Lessor have been accomplished, a portion of the rent shall abate equal to the proportion of the Premises rendered unusable by the damage; provided, however, that in the event the Lessor shall not complete the repairs and restoration within one hundred twenty (120) days of the event of damage, the Lessee at its option may terminate this Lease and the remaining obligations shall be limited as provided hereinabove in this section. In no event shall the obligations of the Lessee or Lessor hereunder to repair and restore exceed in amount the sum of the insurance proceeds paid to him and/or released to him by any mortgagee with which settlement was made, and the Lessee and Lessor agrees to execute and deliver to each other all instruments and documents necessary to evidence the fact that the right to such insurance proceeds is vested in the Lessee or Lessor as the case may be. Nothing herein shall be construed to limit Lessor's rights to waive the heretofore described limitation on repair costs. The Lessor shall notify the Lessee within thirty (30) days following the date of any such damage or destruction whether or not repairs and restoration can be accomplished both (a) within a period of one hundred twenty (120) days and (b) more than ninety (90) days prior to the expiration of the term hereof, including any renewal term for which the option therefore shall have been exercised.

      Section 19 - Repossession by Lessor. At the expiration of this lease or upon the earlier termination of this lease for any cause herein provided for, the Lessee shall peaceably and quietly quit the Premises and deliver possession of the same to the Lessor, together with all alterations, additions, improvements, mechanical installations, equipment and appurtenances thereto not removed from the Premises pursuant to Sections 7 and 8 hereof. The Lessee covenants and agrees that at the time of delivery of possession to the Lessor at the expiration of this lease, any and all alterations, additions, improvements, mechanical installations, equipment and appurtenances constructed or installed on or in the Premises at its expense after the beginning of the term hereof and which have become the property of the Lessor pursuant to Sections 6, 7 and 8 hereof shall be free and clear of any mortgage, lien, pledge or other encumbrance or charge.

      Section 20 - Subordination. The Lessee agrees that this lease and all rights of the Lessee hereunder are and shall be subject and subordinate to the lien of (a) any mortgage or deed of trust constituting a first or second lien existing on the Building and Lot, or any part thereof, at closing,


and (b) the lien of any mortgage or deed of trust hereafter executed to provide permanent financing or refinancing of the Building and Lot, and (c) any renewal, modification, consolidation or extension of any mortgage or deed of trust referred to in clause (a) or clause (b). The Lessee shall, upon demand at any time or times, within thirty (30) days of the demand, execute, acknowledge and deliver to the Lessor any and all instruments that may be necessary or proper to subordinate this lease and all rights of the Lessee hereunder to the lien of any mortgage, deed of trust or other instrument referred to in clause (b) or clause (c) of the preceding sentence. Lessor shall pay the costs, including reasonable attorney's fees, that may be associated with the preparation of the subordination document, however, Lessee shall be responsible for its own attorney's fees for review of the same.

      Notwithstanding the foregoing, Lessee shall not be required to execute any instrument described above unless the Mortgagee simultaneously executes and delivers to Lessee a standard non-disturbance agreement permitting Lessee to continue to occupy the Premises under the terms and conditions of the Lease as long as it is not in default under the Lease.

Section 21 - Default

      21.1    In the event (i) any installment of rent or additional rent shall not be paid within ten (10) business days after the same shall be due and payable; or (ii) the Lessee fails in or refuses the performance or observance of any other covenant or condition in this Indenture and such failure or refusal remains unremedied for twenty (20) days after written notice thereof has been given to the Lessee by the Lessor, except that in connection with a failure or refusal not susceptible of being cured with due diligence within twenty (20) days the time within which Lessee shall cure the same shall be extended for such time as may be necessary to cure the same with all due diligence, provided Lessee commences promptly and proceeds diligently to cure the same, or (iii) the holder of a security interest in all or substantially all of the personal property utilized by the Lessee in, or generated by the operations of the Lessee in, the Premises forecloses the same or notifies Lessee of its exercise of rights under a security instrument to claim possession of the assets; or (iv) the Lessee (or any one of the Lessees) makes an assignment for the benefit of creditors, files a voluntary petition in bankruptcy, is adjudicated insolvent or bankrupt, petitions or applies to any tribunal for any receiver or any trustee of or for the Lessee or any substantial part of its property, commences any proceeding relating to the Lessee or any substantial part of its property under any reorganization, arrangement, readjustment of debt, dissolution or liquidation law statute of any jurisdiction, whether now or hereafter in effect, or there is commenced against the Lessee (or any one of the Lessees) any such proceeding which remains undismissed for a period of sixty (60) days, or any order approving the petition in any such proceeding is entered, or the Lessee (or any one of the Lessees) by any act indicates its consent to, or acquiescence in, any such proceeding or the appointment of any receiver of or trustee for the Lessee or any substantial part of its property, or suffers any such receivership or trusteeship to continue undischarged for a period of sixty (60) days--then, in any such events, Lessee shall be deemed in default and Lessor shall have the right to terminate this lease upon the delivery in writing to Lessee of written notice of the default and Lessee's failure to thereafter remedy and timely cure the default within twenty (20) days of the date of such notice. Then and there upon expiration of the twenty (20) days without cure, Lessee may deliver written notice of termination of the lease and without further notice from Lessor the term of this lease shall expire as fully and completely as if that day were the day herein definitely fixed for the expiration of said term and Lessee shall then quit the Premises and surrender the same, but shall remain liable as hereafter provided. If the notices provided in this section have been delivered and the term hereof shall expire as aforesaid, then the Lessor shall be entitled to possession of the Premises and the Lessor may immediately or at any time thereafter and without demand or notice enter upon the Premises or any part thereof in the name of the whole and repossess the same as of the Lessor's former estate and expel the Lessee and those claiming through or


under the Lessee including assigns or sublessees and remove their effects forcibly if necessary, without being deemed guilty of any manner of trespass and without prejudice to any remedies which might otherwise be used for arrears of rent or preceding breach of covenant. The Lessee covenants that, in case of either (i) any uncured default hereunder, or (ii) in case of termination or dispossession of Lessee or occupants of the Premises under the provisions of this agreement or statute; the Lessee shall become immediately liable to the Lessor in an amount equal to the total rent reserved for the balance of the term together with such reasonable expenses as Lessor may incur for legal expenses, attorneys' fees, brokerage fees, or other reasonable costs and expenses related in any way to the notice of default, demand for rent, notice of termination, process of eviction, collection of rent, termination of lease, putting the Premises in good order or for preparing same for re-rental. This sum shall be due immediately upon default and/or termination of lease and remain and continue as a liability of the Lessee; however, the Lessee shall thereafter be entitled to reimbursement from Lessor for the net amounts (after deducting the expenses of repair, renovation or demolition) which the Lessor realizes, from the reletting of the Premises.

      21.2    After any default and/or termination hereunder, the Lessor shall have the right, but not the obligation to waive the right of demand for immediate payment of the damages hereunder and allow the Lessee to satisfy the deficiencies in rent as they become due. In the event of termination of the lease and eviction of the Lessee, Lessor shall be obligated to relet the leased Premises upon such terms as he may be able, and if a sufficient sum shall not be thus realized to yield the net rent required under this lease, the Lessee shall be obligated to satisfy and pay all deficiencies as they may become due during each month of the remaining term of this lease, or the Lessor may require the Lessee to pay to him as damages such lump sum as will suffice to make the Lessor whole for the balance of the then term of this lease. Nothing herein contained shall be deemed to require the Lessor to await the date hereon this lease, or the term hereof, would have expired had there been no default by the lessee, or no such termination or cancellation. The Lessee expressly waives service of any notice of intention to reenter and waives any and all right to recover or regain possession of the Premises, or to reinstate or redeem this lease as may be permitted or provided for under any statute or law now or hereafter in force and effect. The rights and remedies given to the Lessor in this lease are distinct, separate and cumulative remedies, and no one of them, whether or not exercised by the Lessor, shall be deemed to be in exclusion of any of the others herein or by law or equity provided. Nothing contained in this Section shall limit or prejudice the right of the Lessor to prove and obtain, in proceedings involving the bankruptcy or insolvency of, or a composition with creditors by, the Lessee, the maximum allowed by any statute or rule of law at the time in effect.

      21.3    In the event of default by Lessee of its obligation to pay rent or additional rent hereunder within the time frames provided herein, in addition to other remedies provided hereinabove, Lessor shall have the right to demand a penalty fee of $1,000.00 per month for each event of default until said default is cured, which shall be paid by Lessee immediately upon receipt of such demand. Failure to pay the penalty fee shall constitute a default under 21.1(i) above.

21.4 Time is of the essence as to all dates included in this section.

      Section 22 - Access to Premises. The Lessor or its representatives shall have free access to the Premises upon reasonable notice and at reasonable intervals during normal business hours for the purpose of inspection, or for the purpose of showing the Premises to prospective purchasers or tenants, or for the purpose of making repairs, which the Lessee is obligated to make hereunder but has failed or refused to make. In the event that Lessor intends to enter the Premises for the purpose of making repairs, Lessor shall, to the extent possible, make such repairs during regular business hours. Lessor


agrees to do its work in a manner designed to minimize interference with and interruption of Lessee's use of the Premises. The preceding sentence does not impose upon the Lessor any obligation to make repairs for which the Lessee is responsible. During the six (6) months next preceding the expiration of this lease, the Lessor may keep affixed to any suitable part of the outside of the Building a notice that the Premises are for rent.

      Section 23 - Holding Over. In the event the Lessee shall hold over after the expiration of the term hereof, such holding over shall not extend the term of this lease but shall create a month to month tenancy upon all the terms and conditions of this Indenture excepting that the rent shall automatically increase twenty-five percent (25%) more than the then existing rent.

Section 24 - Security Deposit. Purposely Omitted.

      Section 25 - Hazardous Substances. Lessee shall not generate, store, dispose of or otherwise handle any hazardous substance, waste or materials or toxic waste or materials as the same may be defined under the laws or regulations of any agency of the State of New Hampshire or the United States government on the Premises, the Lot or in the Building in any fashion contrary to any federal, state or local statutes, laws, ordinances, rules and regulations, as the same may be described by federal, state or local laws. Lessee shall indemnify and save the Lessor harmless from and against any and all claims, demands, liabilities, costs and expenses including reasonable counsel fees, asserted by any third parties and arising out of or by reason of use by Lessee of the Premises for or in conjunction with the disposal of hazardous or toxic waste, substance or material. Lessee shall not be liable for any environmental hazards placed or caused to be placed on the Premises by Lessor or Lessor's servants or agents as directed by Lessor, unless done so at Lessee's request and without knowledge of said environmental hazard.

      Section 26 - Notices. Any written notices, request or demand required or permitted by this Indenture shall, until either party shall notify the other in writing of a different address, be properly given if sent by certified or registered first class mail, postage prepaid and addressed as follows:

If to Lessor:	John P. Stabile, II, Manager
HECOP III, LLC
c/o Stabile Property Management
21 Manchester Street
Merrimack, NH 03054

Copy to:	Morgan A. Hollis, Esquire
Gottesman & Hollis P.A.
39 East Pearl Street
Nashua, NH 03060
Facsimile: (603) 886-0380

If to Lessee:	Pennichuck Water Works, Inc.
25 Manchester Street
Merrimack, NH 03054
Attention: Donald Correll, CEO

Copy to:	Stephen J. Frasca, Esquire
Mazerolle & Frasca, P.A.
2 Auburn Street
Nashua, NH 03064-2416
Facsimile: (603) 889-4663

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Section 27 - Succession. This Indenture shall be binding upon and inure to the benefit of the heirs, executors, administrators, successors and assigns of the parties hereto.

      Section 28 - Waiver. Any consent, express or implied, by the Lessor to any breach by the Lessee of any covenant or condition of this lease shall not constitute a waiver by the Lessor of any prior or succeeding breach by the Lessee of the same or any other covenant or condition of this Lease. Acceptance by the Lessor of rent or other payment with knowledge of a breach of or default under any term hereof by the Lessee shall not constitute a waiver by the Lessor of such breach or default.

      Any consent, express or implied, by the Lessee to any breach by the Lessor of any covenant or condition of this lease shall not constitute a waiver by the Lessee of any prior or succeeding breach by the Lessor of the same or any other covenant or condition of this Lease.

      Section 29 - Governing Law. This Indenture shall be construed and interpreted in accordance with the laws of the State of New Hampshire and questions or disputes concerning interpretation shall be determined in the court of appropriate jurisdiction.

      Section 30 - Force Majeure. Except as expressly provided herein, there shall be no abatement, diminution or reduction of the rent or other charges payable by the Lessee hereunder based upon, or claimed as a result of, any Act of God, act of the public enemy, governmental action, or other casualty, cause or happening beyond the control of the parties hereto.

Section 31 - Counterparts. This Indenture may be executed in two (2) or more counterparts, each of which shall be deemed to be an original, and all collectively but one and the same instrument.

      Section 32 - Broker. The parties hereto recognize that no broker or agent brought about the effect of this lease and no brokerage fees are owed to or claimed by any party. Lessee represents it has dealt with no brokers or agents and that to its knowledge there are no brokers or agents able to make a claim for a broker's fee or commission. Lessee will indemnify HECOP III, LLC against any brokerage claims by any other parties.

IN WITNESS WHEREOF, the parties hereto have caused this Indenture to be executed and delivered on as of the day and year first above written.

LESSOR:
HECOP III, LLC

/s/ Ruth C. Chapdelaine	By: /s/ John P. Stabile, II

Witness	Its: General Partner

LESSEE:
PENNICHUCK WATER WORKS

/s/ Bonalyn J. Hartley	By: /s/ Donald L. Correll

Witness	Its: President & CEO

STATE OF NEW HAMPSHIRE
COUNTY OF HILLSBOROUGH

      On this the 4'th day of May, 2004, before me personally appeared John P. Stabile, II, General Partner of HECOP III, LLC, and being duly authorized so to do, executed the foregoing instrument as his free and voluntary act and deed on behalf of HECOP III, LLC.

Before me,	/s/ Ruth C. Chapdelaine

Justice of the Peace/Notary Public

STATE OF NEW HAMPSHIRE
COUNTY OF HILLSBOROUGH

      On this the 29'th day of April, 2004, before me personally appeared Donald L. Correll, President & CEO of Pennichuck Water Works, Inc., and being duly authorized so to do, executed the foregoing instrument as his free and voluntary act and deed on behalf of Pennichuck Water Works, Inc.

Before me,	/s/ Bonalyn J. Hartley

Justice of the Peace/Notary Public



EXHIBIT C

OPERATING EXPENSES

The term "Operating Expenses" includes all expenses incurred by Lessor with respect to the maintenance and operation of the Building of which the Premises are a part, including but not limited to the following:

i)	maintenance, repair and replacement costs;

ii)	electricity, fuel, water, sewer, gas and other utility charges;

iii)	janitorial services (in common areas only), and trash and snow removal;

iv)	landscaping and pest control;

v)	management fees, wages and benefits payable to employees of Lessor whose duties are directly connected with the operation and maintenance of the Building;

vi)	all services, supplies, repairs, replacements or other expenses for maintaining and operating the Building or project, including parking and common areas;

vii)

all real property taxes and installments of special assessments, including sewer assessments, dues and assessments by means of deed restrictions and/or owner associations, including transportation management associations which Lessor is required to join which accrue against the Building of which the Premises are a part during the term of this Lease; notwithstanding the foregoing, the definition of taxes shall in no way include gross receipts taxes, transfer taxes, or change in ownership taxes;

viii)	and all insurance premiums Lessor is required to pay or deems reasonably necessary to pay, including public liability insurance with respect to the Building.

The term "Operating Expenses" shall not include:

i)

the cost of any leasing commissions, advertising or promotional expenses in marketing space, and of any "tenant allowances" or other costs in preparing space for occupancy and any alterations, decorations or improvements made to leasable space in the Building;

ii)

amounts paid for professional services in connection with the leasing of space or in connection with relationships or disputes with other lessees within the Building, former lessees, prospective lessees or other occupants of the Building;

iii)	debt amortization or financing or refinancing costs;

iv)	expenses in the nature of interest, fines and penalties;

v)	rent, additional rent and other charges payable under any ground lease or any lease superior to this Lease;

vi)	any repairs or alterations made by Lessor to comply with laws, regulations, codes or ordinances existing as of the execution hereof;

vii)	depreciation;

viii)	costs of paintings, sculptures or other artwork;

ix)	expenses arising from the negligence of Lessor, its agents, employees or contractors;

x)	charitable contributions;

xi)	overtime utility charges for utilities benefiting other lessees within the Building;

xii)	costs of curing defects in construction;

xiii)	costs relating to retail stores or to other specialty services such as health clubs or cafeterias; and

The cost of any repairs or replacements which, under generally accepted accounting principles, would be capitalized, shall be amortized on a straight-line basis and taken as Operating Expenses over the useful life of the item in question, but only to the extent that such expenditure would otherwise reduce Operating Expenses.

The calculation of Lessee's Base Year Operating Expenses, including all taxes, shall assume a Building occupancy rate of 100% and full tax assessment. Annually, after the Base Year, Lessee shall pay its Lessee's Pro Rata Share of the actual increases in the Operating Expenses in excess of the Operating Expenses for such Base Year ("Operating Expenses Increase").

The estimated Operating expense for the Premises for the calendar year 2004 are listed on Schedule 1 attached hereto and incorporated herein by reference.

SCHEDULE 1 PROJECT OPERATING EXPENSES AND REAL ESTATE TAXES

Repairs & Maintenance	$.15
Elevator	.04
Landscape	.25
Snow	.10
Trash	.10
Insurance	.10
Taxes	1.75
Management Fee	.35
Sewer & Water	.30
Janitorial	.25

Subtotal Operating Expenses	$3.39
(subject to adjustment under Section
2.5 of Lease)

Allowance for Electricity & Natural Gas	$1.82
(see Exhibit D)

Total Projected Operating Expenses	$5.21

EXHIBIT D

ELECTRICITY AND NATURAL GAS UTILITY
USAGE ALLOWANCE

It is agreed that the cost of the provision of all electricity and natural gas (the "Utilities") for the use and occupancy of the Premises (and all other occupied office space within the Building) under normal and customary usage, will not exceed $1.82 per rentable square foot per year. The Premises is currently serviced by its own electrical service lines and meters and the actual consumption and cost of the provision of electricity can be monitored. The provision of natural gas to the entire Building and the Lot may be determined by monthly invoices generated by the Utilities to the Lessor. In the event the total cost of Utilities to the Premises exceeds $1.82 per square foot per year, the Lessee shall pay the cost thereof. The adjustment shall be calculated during the month of January based upon the preceding year's actual costs, beginning with January 1, 2005, following the execution date of the Lease. The Lessee shall be billed immediately for any costs exceeding $1.82 per square foot and payment shall be made as additional rent to the Lessor within fifteen (15) days of receipt of the billing by the Lessee. The allowance of $1.82 per square foot shall be reviewed annually thereafter, based upon the average annual percentage increase of the cost of electricity and the cost of natural gas from January 1 through December 31 of the preceding year (or in the case of the first calendar year of the lease term, based upon the portion of the year annualized) unless earlier usage indicates substantial variance, in which case adjustment shall be immediate within fifteen (15) days of receipt of the billing.

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